Exhibit 99.1

For Immediate Release	Contact:	Mary Gentry, ScanSource, Inc.
December 13, 2012		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE, INC. NAMES NEW CHIEF FINANCIAL OFFICER

Charles Mathis brings extensive experience and leadership to position

GREENVILLE, SC – ScanSource, Inc. {NASDAQ: SCSC}, the leading international value-added distributor of specialty technology products, today announced the appointment of its new Chief Financial Officer. Charles Mathis brings more than 25 years of experience in financial management and operations to this position.

Charles Mathis previously served as Chief Financial Officer for Force Protection, Inc., a NASDAQ-listed public company with annual revenues as high as $1.3 billion, until its acquisition by General Dynamics in December 2011. During his tenure, Mr. Mathis was instrumental in increasing the value of the company and expanding operations internationally. He brings far-reaching global finance expertise to ScanSource, having conducted business extensively throughout Europe, Latin America and Asia-Pacific over much of his career. Beginning his career in investment banking at Salomon Brothers, Mr. Mathis later held financial leadership positions at United Dominion Industries, Inc., EnPro Industries, Inc., and Elbit Systems Ltd.

“Charles brings a strength of experience, financial leadership, and international depth of knowledge that will serve ScanSource well as we continue to grow and take our business to new heights,” said Mike Baur, CEO, ScanSource, Inc. “We welcome Charles to the ScanSource team.”

“I am extremely excited to join such a strong and capable leadership team that is focused on profitable growth – both domestic and international,” said Mathis. “ScanSource is a leader in its industry and has set the standard for other value-added distributors.”

Mr. Mathis received his BA from Wake Forest University and his MBA from the University of Chicago Graduate School of Business. He is a Certified Public Accountant and Chartered Global Management Accountant. He is married with four daughters.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from dedicated business units in North America, Latin America

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and Europe. ScanSource POS & Barcoding delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; Catalyst Telecom and ScanSource Communications provide voice, video, data and converged communications equipment; ScanSource Security offers physical security solutions; and ScanSource Services Group delivers value-added support programs and services. Founded in 1992, the company ranks #760 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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